Exhibit 99.1

June 29, 2026

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2026

MIDLAND, TX – 06/29/2026 – Mexco Energy Corporation (NYSE American: MXC) reported results in its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended March 31, 2026. The Company reported net income of $1,305,722, or $0.64 per diluted share, a 24% decrease compared to fiscal 2025.

Operating revenues for fiscal 2026 were $6,561,324, an 8% decrease compared to fiscal 2025. This decrease was primarily attributable to lower average realized oil prices and reduced oil production volumes, partially offset by higher average realized natural gas prices, increased natural gas production volumes, and increased income from one of the Company’s limited liability company investments. For the year ended March 31, 2026, the average realized price for oil was $64.25 per barrel, and the average realized price for natural gas was $1.86 per thousand cubic feet.

During fiscal 2026, the Company participated in the development of 57 horizontal wells and one vertical well at a cost of approximately $1.25 million, of which 20 wells are expected to be completed during the current fiscal year. Fifty-one of these wells are located in the Delaware Basin, in the western portion of the Permian Basin, in Eddy and Lea Counties, New Mexico. The Company also expended approximately $150,000, representing the remaining amount required to complete 17 horizontal wells that were drilled during fiscal 2025.

In addition to the working interest activity described above, other operators drilled 177 gross wells (.07 net wells) on the Company’s royalty interests. Approximately 49% of the fiscal 2026 operating revenues were derived from royalties and were therefore free of operating costs to Mexco.

For the fiscal year ending March 31, 2027, the Company currently expects to participate in the drilling and completion of 33 horizontal wells, as well as the completion of 20 horizontal wells that were drilled during fiscal 2026. The estimated aggregate cost of these activities is approximately $1.8 million, of which approximately $500,000 has been expended to date. The Company continues to evaluate other prospects for participation during the current fiscal year.

The estimated present value of the Company’s proved reserves at March 31, 2026, was approximately $21 million, based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item 2 – Properties” of Form 10-K. Estimated proved oil reserves at March 31, 2026, decreased 2% to 659 thousand barrels, while natural gas reserves increased 7% to 4.67 billion cubic feet compared to the prior fiscal year. For fiscal 2026, oil represented approximately 46% of the Company’s total proved reserves and approximately 81% of its oil and gas sales.

The President and Chief Financial Officer of the Company said, “We have approximately $1.4 million cash on hand, no outstanding indebtedness under our bank line of credit and are actively seeking opportunities.”

Throughout the year, the Company acquired various royalty and mineral interests in 262 gross wells (0.12 net wells) located in Weld County, Colorado; Eddy County, New Mexico; and multiple counties throughout Louisiana and Texas, for an aggregate purchase price of approximately $800,000. These and other related expenditures were funded from cash on hand.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2026. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.